Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 23, 2004 relating to the financial statements of the ABIOMED Retirement Savings Plan (the “Plan”), which appears in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003.

/s/ Forman Conklin Doherty & Farrar, P.C.
Forman Conklin Doherty & Farrar, P.C.

Danvers, Massachusetts

March 29, 2005